EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of United Industries Corporation of our report dated October 24, 2003, except as to Note 23 which is as of April 30, 2004, with respect to the consolidated financial statements of The Nu-Gro Corporation and Subsidiaries as of September 30, 2003 and 2002 and for the years then ended.

Ernst & Young LLP, Chartered Accountants

Kitchener, Canada,
July 9, 2004.